Exhibit 3.4

Certificate of Amendment	Certificat de modification

Canada Business Corporation Act	Loi canadienne sur les sociétés par actions

DiaMedica Therapeutics Inc.

_________________________________________________________________________

Corporate name / Dénomination sociale

970609-7

_____________________________________________

Corporation number / Numéro de société

I HEREBY CERTIFY that the articles of the above-named corporation are amended under section 178 of the Canada Business Corporations Act as set out in the attached articles of amendment.

JE CERTIFIE que les statuts de la société susmentionnée sont modifiés aux termes de l’article 178 de la Loi canadienne sur les sociétés par actions, tel qui’il est indiqué dans les clauses modificatrices ci-jointes.

/s/ Cheryl Ringor

Cheryl Ringor

_____________________________________________

Deputy Director / Directeur adjoint

2018-11-15

_____________________________________________

Date of amendment (YYYY-MM-DD)

Date de modification (AAAA-MM-JJ)

Form 4	Formulaire 4
Articles of Amendment	Clauses modificatrices
Canada Business Corporations Act	Loi canadienne sur le société par
(CBCA) (s. 27 or 177)	actions (LCSA) (art. 27 ou 177)

1	Corporate name
Dénomination sociale
DiaMedica Therapeutics Inc.

2	Corporation number
Numéro de la société
970609-7

3	The articles are amended as follows
Les statuts sont modifiés de la façon suivante

The corporation amends the description of classes of shares as follows:
La description des catégories d’actions est modifiée comme suit:
See attached schedule / Voir l’annexe ci-jointe

4	Declaration: I certify that I am a director or an officer of the corporation.
Déclaration: J’atteste que je suis un administrateur ou un dirigeant de la société.

Original signed by / Original signé par
Rick Pauls
Rick Pauls
763-710-4455

Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250(1) of the CBCA).

Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procedure sommaire, est passible d’une amende maximale de 5000 $ et d’un emprisonnement maximal de six mois, ou l’une de ces peines (paragraphe 250(1) de la LCSA).

You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049.

Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la Loi sur les renseignements personnels permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049.

Canada

Schedule / Annexe

Description of Classes of Shares / Description des catégories d’action

To add the following to the articles of the corporation:

1.          The authorized share capital of the corporation is altered by consolidating all of its issued and outstanding voting common shares on the basis of one voting common share for every twenty voting common shares.

2.          In the event that the consolidation would otherwise result in the issuance of a fractional voting common share, no fraction voting common share shall be issued and such fraction will instead be rounded to the nearest whole number.